Item 77  | Subitem 77 C  | Matters submitted to a vote of security holders

Special Shareholder Meeting | A Special Meeting of shareholders ("Special
Meeting") of each Trust was held on August 16, 2017, at 10:00 a.m., Eastern time, and duly adjourned for each Fund until 10:00 a.m., Eastern time on each of the following dates: September 13, 2017, October 11, 2017, October 30,
2017, November 2, 2017, November 10, 2017 and November 16, 2017. At
the Special Meeting, shareholders were asked to vote on the following:

Proposal No. 1. To approve an Agreement and Plan of Reorganization and
Termination for the Funds, pursuant to which each Fund will be organized into a corresponding new series of Carillon Series Trust, a newly established
Delaware statutory trust. This proposal was approved by the shareholders of each Fund as set forth below.

Fund     Votes For
Votes Against or Withheld Abstained
   Broker Non-Vote

Eagle Capital Appreciation Fund
  4,295,629
 136,703
184,595
749,584

Eagle Growth & Income Fund
15,586,561
 238,511
504,736
N/A

Eagle International Stock Fund
  411,742
  9,379
    12,192
   89,040
Eagle Investment Grade Bond Fund 1,105,756 44,398    70,761   308,430

Eagle Mid Cap Growth Fund
  13,470,882
1,077,953
895,011
2,717,264

Eagle Mid Cap Stock Fund
4,013,840
165,599
    250,376
1,021,012

Eagle Small Cap Growth Fund
34,035,600
1,147,895
1,925,878
  3,135,512

Eagle Smaller Company Fund
1,250,525
56,127
    61,985
381,781

Eagle Tactical Allocation Fund
377,185
  37,190
    47,032
63,406

Proposal No. 2. To approve "multi-manager" arrangements for the Fund whereby the Fund's investment adviser, subject to approval by the Fund's Board of
Trustees, would be able to select subadvisers to manage all or a portion of the assets of the Fund and materially amend subadvisory agreements with subadvisers that are affiliated or unaffiliated with the investment adviser or the
Fund, without obtaining shareholder approval. This proposal was approved by the shareholders of each Fund as set forth below.

Trustee     Votes For
Votes Against or Withheld Abstained
   Broker Non-Vote

Eagle Capital Appreciation Fund
4,228,209
193,447
195,272
749,584

Eagle Growth & Income Fund
15,466,826
392,352
    470,629
   N/A

Eagle International Stock Fund
  409,306
9,785
14,223
89,040

Eagle Investment Grade Bond Fund 1,072,075 76,628    72,212   308,430

Eagle Mid Cap Growth Fund
12,892,670
1,614,730
   936,448
2,717,264

Eagle Mid Cap Stock Fund
3,905,071
266,880
257,865
1,021,012

Eagle Small Cap Growth Fund
31,617,178
 3,491,539
2,000,655
3,135,512

Eagle Smaller Company Fund
1,231,283
73,048
    64,306
   381,781

Eagle Tactical Allocation Fund
364,600
50,537
    46,271
63,406